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                                                                  SUB-ITEM 77Q2

                   INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND

     Based upon its review of the copies of all such filings received by it, Invesco Dynamic Credit Opportunities Fund believes that, during the fiscal year ended February 28, 2017, all filing requirements applicable to its Reporting Persons were met except that Form 3 reports covering (i) a disposition of the Fund's Shares held by Kelli K. Gallegos and Robert R. Leveille and (ii) a purchase of the Fund's Shares by Kelli K. Gallegos and Robert R. Leveille were not filed in a timely manner.